Exhibit 99.1
Aspen Technology Announces CFO Transition
Chantelle Breithaupt Stepping Down for a New Opportunity, Effective December 31, 2023
Christopher Stagno Appointed Interim CFO, Effective January 1, 2024
Reaffirms Full Year Fiscal 2024 Guidance
BEDFORD, Mass., October 19, 2023-- Aspen Technology, Inc. (AspenTech) (NASDAQ: AZPN), a global leader in industrial software, today announced that Chantelle Breithaupt has informed the Company that she will step down as Chief Financial Officer for another opportunity. Ms. Breithaupt will continue in her role through December 31, 2023. Christopher Stagno, who currently serves as SVP, Chief Accounting Officer, will assume the role of Interim CFO, effective January 1, 2024, should a permanent CFO not have been named.
The Company has commenced a search to identify its next CFO with the assistance of a leading executive search firm.
“Chantelle has been a remarkable leader throughout her tenure at AspenTech, playing a significant role in the successful completion of our transformative transaction with Emerson, which has positioned AspenTech well for the future,” said Antonio Pietri, President and Chief Executive Officer of AspenTech. “Chantelle has built an exceptionally talented finance team that is focused on executing our strategy and delivering long-term value for our shareholders. On behalf of the AspenTech team, I thank her for her invaluable contributions. We are fortunate to have Chantelle’s ongoing support through the end of the year and wish her all the best in the next chapter of her career.”
“AspenTech is an outstanding and innovative company, and it has been a privilege to serve as CFO for the past two and a half years,” said Ms. Breithaupt. “I am proud of the progress we’ve made against our strategic and financial goals, and I am confident in AspenTech’s strategy to continue delivering strong top- and bottom-line growth as it supports customer’s sustainability and energy transition objectives. I look forward to working alongside Antonio and our dedicated finance team over the next few months and to following AspenTech’s continued long-term success.”
Mr. Stagno is an experienced financial executive with deep knowledge of AspenTech’s business and over 25 years of leadership in finance, including at various software companies. Prior to joining AspenTech in 2020, he served as Treasurer at Cognex Corporation, a provider of machine vision products, software and sensors used in automated manufacturing. Before that, he served in various finance roles, including the Interim CFO role at Brightcove Inc., a provider of cloud-based services for video, and Unica, an enterprise marketing software company.
Mr. Pietri continued, “We are thankful to have a leader of Christopher’s caliber step into the Interim CFO role after Chantelle’s departure to give the Company the time it needs to complete its search for a permanent CFO.”
The Company today reaffirmed its outlook for the full year fiscal 2024, as provided on August 1, 2023. AspenTech will release financial results for its first quarter fiscal year 2024, ended September 30, 2023, after the U.S. financial markets close on Monday, November 6, 2023.
Cautionary Note on Forward-Looking Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and AspenTech undertakes no obligation to update any such statements to reflect later developments. These forward-looking statements include, but are not limited to, our guidance for fiscal 2024, our expectations regarding cash collections and completion of our accelerated share repurchase program. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “strategy,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “opportunity” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These risks and uncertainties include, without limitation: the failure to realize the anticipated benefits of our transaction with Emerson Electric Co.; risks resulting from our status as a controlled company; the scope, duration and ultimate impacts of the Russia-Ukraine conflict; as well as economic and currency conditions, market demand (including related to the pandemic and adverse changes in the process or other capital-intensive industries such as materially reduced spending budgets due to oil and gas price declines and volatility), pricing, protection of intellectual property, cybersecurity, natural disasters, tariffs, sanctions, competitive and technological factors, and inflation; and others, as set forth in AspenTech’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

Exhibit 99.1
About AspenTech
Aspen Technology, Inc. (NASDAQ: AZPN) is a global software leader helping industries at the forefront of the world’s dual challenge meet the increasing demand for resources from a rapidly growing population in a profitable and sustainable manner. AspenTech solutions address complex environments where it is critical to optimize the asset design, operation and maintenance lifecycle. Through our unique combination of deep domain expertise and innovation, customers in asset-intensive industries can run their assets safer, greener, longer and faster to improve their operational excellence. To learn more, visit AspenTech.com.
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Aimee Rhone
AspenTech
+1 781-221-5507
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Brian Denyeau
ICR
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